Exhibit 99.1

Tectonic Therapeutic Announces Fourth Quarter and Full Year 2024 Financial Results and Recent Business Highlights

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TX45 Phase 1b trial interim analysis demonstrated meaningful improvements in both left ventricular function and pulmonary hemodynamics in patients with Group 2 Pulmonary Hypertension in Heart Failure with Preserved Ejection Fraction (“PH-HFpEF”)
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Positive TX45 Phase 1b interim results support endpoints and patient population in ongoing APEX Phase 2 trial, with topline results expected in 2026
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TX45 Phase 1b Part B trial enrolled its first subject with Heart Failure with reduced Ejection Fraction (“HFrEF”) in March 2025
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Cash and cash equivalents of $141.2 million as of December 31, 2024 and February 2025 private placement gross proceeds of approximately $185.0 million, together expected to provide a cash runway into Q4’28

WATERTOWN, MA, March 20, 2025 (GLOBE NEWSWIRE) -- Tectonic Therapeutic, Inc. (NASDAQ: TECX) (“Tectonic”), a clinical stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of G-protein coupled receptors (“GPCRs”), today announced financial results for the fourth quarter and full year ended December 31, 2024, and provided an overview of recent business highlights.

“2024 was an important year for Tectonic as we transitioned to a public company, and 2025 is already off to an excellent start,” said Alise Reicin, M.D., President and Chief Executive Officer of Tectonic. “We are very pleased to have recently reported positive interim results from our ongoing Phase 1b trial of TX45, which we believe supports the endpoints and patient population included in our ongoing APEX Phase 2 trial. We look forward to presenting detailed results at an upcoming medical meeting as well as continuing to advance both the APEX Phase 2 trial and Part B of the Phase 1b trial.”

Recent Business Highlights

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Positive TX45 Phase 1b Part A Interim Trial Results: In January 2025, Tectonic announced positive interim results from Part A of the Phase 1b trial of TX45 in patients with Group 2 pulmonary hypertension in HFpEF. Results demonstrated that TX45 achieved 17.9% reduction in Pulmonary Capillary Wedge Pressure (“PCWP”) in the total study population of PH-HFpEF and >30% reduction in Pulmonary Vascular Resistance (“PVR”) in Combined pre- and post-capillary PH (“CpcPH”), a subpopulation with more severe disease. In addition, results demonstrated that TX45 achieved 17.4% improvement in Cardiac Output in the total study population of PH-HFpEF. Full results from the Phase 1b Part A trial are planned to be presented at a future medical meeting this year.
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Completed Approximately $185.0 Million Private Placement: In February 2025, Tectonic entered into a securities purchase agreement for a private investment in public equity financing (“PIPE”) that resulted in gross proceeds of approximately $185.0 million.
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Hosted Key Opinion Leader (KOL) Webinar:In December 2024, Tectonic hosted a KOL webinar featuring John R. Teerlink, MD, FHFSA (University of California San Francisco) and Raymond L. Benza, MD, FACC, FAHA, FACP (Icahn School of Medicine at Mount Sinai), who discussed the unmet medical need and current treatment landscape for patients with Group 2 PH-HFpEF. A replay of the webinar can be accessed here.
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Presented Positive TX45 Phase 1a Results at AHA 2024: In November 2024, detailed results from the Phase 1a trial of TX45 was presented in a poster at the American Heart Association (AHA) Scientific Sessions. A copy of the poster presentation can be found here.

Upcoming Milestones

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Phase 1b Part B Results Expected 2H’25: Part B of the TX45 Phase 1b hemodynamic clinical trial evaluating single doses of TX45 in subjects with Pulmonary Hypertension in Heart Failure with reduced Ejection Fraction (“PH-HFrEF”) enrolled its first patient in March, with topline trial results expected in the second half of 2025.
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Ongoing TX45 APEX Phase 2 Clinical Trial Results Expected in 2026: The global, 24-week APEX Phase 2 clinical trial is a double-blind, randomized, placebo-controlled study designed to evaluate the safety and efficacy of TX45 administered subcutaneously in subjects with PH-HFpEF, with topline trial results expected in 2026.
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TX2100 GPCR Antagonist for Hereditary Hemorrhagic Telangiectasia (“HHT”) Phase 1 Initiation Expected Q4’25 or Q1’26: TX2100 is a GPCR targeting biotherapeutic being developed as a potential treatment for HHT, the second-most common genetic bleeding disorder. TX2100 remains on track to initiate a Phase 1 clinical trial in Q4’2025 or Q1’2026 following the conclusion of favorable IND enabling studies. A 4-week non-human primate (NHP) dose-range study with a functionally equivalent precursor to TX2100 showed no treatment-related toxicity at doses up to 100 mg/kg. A formulation supporting TX2100 SC dosing has been identified. Both IND enabling NHP GLP toxicology studies and technical development activities to generate GMP drug supply and drug product for TX2100 is expected to start in Q2’2025.

Overview of Financial and Operating Results

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Cash Position: As of December 31, 2024, cash and cash equivalents were $141.2 million, compared to $159.1 million as of September 30, 2024. Tectonic anticipates that, based on current operating assumptions, its current cash and cash equivalents will provide a cash runway into Q4’28, including through key Phase 1b and Phase 2 readouts for TX45, and the progression of the HHT program into clinical development.
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Research and Development Expenses: Research and development expenses were $9.2 million for the three months ended December 31, 2024, as compared to $7.1 million for the three months ended December 31, 2023. The increase was primarily due to higher contract research organization and contract development manufacturing organization costs related to the progression of the Phase 1b and Phase 2 clinical trials of TX45, and early planning and development manufacturing activity for TX2100, respectively. Tectonic also incurred higher employee-related expenses due to an increase in non-cash stock-based compensation during the period.
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General and Administrative Expenses: General and administrative expenses were $4.8 million for the three months ended December 31, 2024, as compared to $2.3 million for the three months ended December 31, 2023. The increase was primarily a result of higher audit, legal and professional services to support operations as a public company. Tectonic also incurred higher employee-related expenses due to an increase in non-cash stock-based compensation during the period.
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Net Loss: For the three months ended December 31, 2024, the Company had a net loss of $12.4 million compared to a net loss of $7.9 million for the three months ended December 31, 2023.

About Group 2 Pulmonary Hypertension in HFpEF
The World Health Organization has defined 5 groups of pulmonary hypertension (“PH”). Tectonic is focused on the Group 2 subtype, a condition that develops due to left-sided heart disease, specifically PH-HFpEF. In patients with PH-HFpEF, chronic heart failure leads to increased blood pressure in the pulmonary arteries, exerting severe strain on the right side of the heart, which adapts poorly to the increased pressure. This increased pulmonary pressure gradually causes worsening exercise capacity, shortness of breath and right-sided heart failure which can lead to death. PH-HFpEF is further segmented based on pulmonary hemodynamics into Isolated, post-capillary PH (“IpcPH”) and CpcPH. CpcPH is more severe, accounts for about one third to one half of the 1.4 million PH-HFpEF patients in the U.S. and is characterized by additional, abnormal changes to the pulmonary vasculature, leading to an increase in PVR. Although several Group 1 PH (Pulmonary Arterial Hypertension, “PAH”) medications have been explored in Group 2 PH, to date, no medications have been approved for its treatment.

About TX45, a long-acting Fc-relaxin fusion protein
TX45 is an Fc-relaxin fusion protein with optimized pharmacokinetics and biophysical properties that activates the RXFP1 receptor, the G-protein coupled receptor target of the hormone relaxin. Relaxin is an endogenous protein, expressed at low levels in both men and women that is a pulmonary and systemic vasodilator with lusitropic, anti-fibrotic and anti-inflammatory activity. In normal human physiology, relaxin is upregulated during pregnancy where it exerts vasodilative effects, reduces systemic and pulmonary vascular resistance and increases cardiac output to accommodate the increased demand for oxygen and nutrients from the developing fetus. Relaxin also exerts anti-fibrotic effects on pelvic ligaments to facilitate delivery of the baby.

About TX2100

TX2100 is a GPCR-targeting biotherapeutic that is being developed to treat HHT, the second most common genetic bleeding disorder. In HHT, loss-of-function mutations in the BMP9/10-Endoglin-ALK1-SMAD4 signaling pathway lead to increased expression of factors that promote abnormal blood vessel formation. The abnormal blood vessel formations found in HHT, also known as telangiectasias and arterio-venous malformations or “AVMs”, are prone to spontaneous recurrent and severe bleeding episodes that can be life-threatening, yet there are no approved therapies to treat these patients. The target GPCR for TX2100 is a receptor for an angiogenic factor known to be upregulated in animal models of HHT. By blocking the signaling of this receptor, Tectonic anticipates it can reduce bleeding resulting from the abnormal blood vessel formation seen in HHT.

About Tectonic
Tectonic is a clinical stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of GPCRs. Leveraging its proprietary technology platform called GEODe™ (GPCRs Engineered for Optimal Discovery), Tectonic is focused on developing biologic medicines that overcome the existing challenges of GPCR-targeted drug discovery and harness the human body to modify the course of disease. Tectonic focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life. Tectonic is headquartered in Watertown, Massachusetts. For more information, please visit www.tectonictx.com and follow on LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the design, objectives, initiation, timing, progress and results of current and future preclinical studies and clinical trials of Tectonic’s product candidates, including the ongoing Phase 1b and Phase 2 clinical trials for its lead program, TX45, in Group 2 PH-HFpEF; the proposed initiation of a Phase 1 clinical trial for its development candidate for a second program in HHT, including its preclinical studies and anticipated endpoints; and the Company’s expected cash runway. These forward-looking statements are based on Tectonic’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Tectonic’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the impacts of macroeconomic conditions, including the conflict in Ukraine and the conflict in the Middle East, heightened inflation and uncertain credit and financial markets, on Tectonic’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; Tectonic’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause Tectonic’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in Tectonic’s quarterly report on Form 10-Q filed with the SEC on November 7, 2024, and in other filings that Tectonic makes and will make with the SEC in the future. Tectonic expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law. For more information, please visit www.tectonictx.com and follow @TectonicTx on X (formerly Twitter) and LinkedIn.

Contacts:

Investors:

Dan Ferry

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576

Media:

Kathryn Morris

The Yates Network

Barbara@theyatesnetwork.com

(914) 204-6412

Tectonic Therapeutic, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Operating expenses:
Research and development	$9,155	$7,081	$41,364	$36,966
General and administrative	4,834	2,291	16,651	7,682
Total operating expenses	13,989	9,372	58,015	44,648
Loss from operations	(13,989)	(9,372)	(58,015)	(44,648)
Other income (expense), net:
Change in fair value of SAFE liabilities	—	1,255	(3,610)	1,255
Loss on issuance of SAFEs	—	(255)	—	(255)
Interest income	1,735	132	4,261	581
Interest expense	(23)	(34)	(107)	(152)
Other expense	(96)	405	(511)	396
Total other income, net	1,616	1,503	33	1,825
Net loss	(12,373)	(7,869)	(57,982)	(42,823)
Other comprehensive loss:
Foreign currency translation adjustment	83	(11)	9	(11)
Comprehensive loss	$(12,290)	$(7,880)	$(57,973)	$(42,834)
Net loss per share, basic and diluted	$(0.84)	$(5.01)	$(6.83)	$(33.76)
Weighted-average common shares outstanding, basic and diluted	14,792,618	1,570,254	8,490,171	1,268,512

Tectonic Therapeutic, Inc.

Select Condensed Consolidated Balance Sheet Data

(in thousands, unaudited)

	December 31,
	2024	2023
Cash and cash equivalents	141,239	$28,769
Working capital*	135,247	(10,004)
Total assets	152,905	39,399
Total stockholders’ equity (deficit)	140,776	(84,636)

*Working capital is defined as current assets less current liabilities